Exhibit 99.1

COMPANY CONTACT:
Steve Loomis
sloomis@cardiodynamics.com
888-522-2342, ext. 1015

CardioDynamics Appoints BDO Seidman, LLP

as Independent Registered Public Accountants

SAN DIEGO—June 11, 2007—CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the appointment of BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accountants. The appointment of BDO Seidman was approved by CardioDynamics’ Audit Committee following a comprehensive evaluation process of several of the country’s leading accounting firms.

Michael K. Perry, CardioDynamics’ Chief Executive Officer, stated, “We are pleased to engage BDO Seidman as independent auditors for CardioDynamics. We believe they will prove to be an excellent fit in terms of their scope of services, fees, and ability to fully serve the needs of our company. Since we anticipate that CardioDynamics will not be an accelerated filer for our fiscal 2007 year-end audit, auditor attestation under Sarbanes-Oxley Section 404 will not be required. This, along with the engagement of BDO Seidman, is expected to reduce our external audit fees by more than $600,000 over the next 12 months.”

The Company also confirmed the dismissal of Mayer Hoffman McCann P.C. (“MHM”) on May 29, 2007. The change in accountants was the result of the Company’s ongoing efforts to improve operating efficiency and reduce administrative expenses. The change will take effect immediately and MHM has agreed to assist the Company in facilitating an efficient transition to BDO Seidman.

About BDO Seidman:

BDO Seidman is a national CPA Firm with 40 offices in key financial centers across the United States and more than 600 offices in 109 countries around the world. BDO Seidman was founded more than 100 years ago with a focus on serving mid-sized companies. According to the International Accounting Bulletin, BDO International is the fifth largest accounting and consulting organization in the world. BDO Seidman also provides a full range of professional services including tax services, IT consulting services, corporate finance services, and Sarbanes-Oxley consulting services among others. For more information, please visit the firm’s Web site at www.bdo.com.

About CardioDynamics:

CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company’s ICG Systems are being used by physicians around the world to help battle the number one killer of men and women—cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company’s Web site at www.cdic.com.

Forward-Looking (Safe Harbor) Statement:

Except for historical and factual information contained herein, this press release contains forward-looking statements, the accuracy of which is necessarily subject to uncertainties and risks including the Company’s primary dependence on the BioZ product line, projected audit fees and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company’s filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.